EXHIBIT 2.5

SELECTED DEALER AGREEMENT

                    , 2004

Ladies and Gentleman:

USA Securities, LLC, a Nevada limited-liability company (the “Placement Agent”), and the undersigned broker-dealer (the “Dealer”), hereby enter into this Selected Dealer Agreement (this “Agreement”) as of the date hereof (the “Effective Date”) with respect to the participation by the Dealer in the distribution of the limited-liability company membership units (the “Units”) of USA Capital First Trust Deed Fund, LLC, a Nevada limited-liability company (the “Company”), pursuant to a public offering of the Units (the “Offering”) on the terms and conditions set forth below:

1. AGREEMENT TO BE BOUND

1.1. General. The Placement Agent has entered into that certain Placement Agreement dated             , 2004, a copy of which is attached hereto as Exhibit A (the “Placement Agreement”), with the Company and USA Capital Realty Advisors, LLC, a Nevada limited-liability company and the Company’s manager (“the “Manager”), with respect to the appointment of the Placement Agent as the lead dealer and selling agent for an aggregate of twenty-seven thousand (27,000) of the Company’s Class A, Class B and Class C limited-liability company membership units (the “Units”) on a best efforts basis at Five Thousand Dollars ($5,000) per Unit for an aggregate offering amount of One Hundred Thirty-Five Million Dollars ($135,000,000). The Units are to be offered solely through registered or licensed broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (the “NASD”). The Registration Statement on Form S-11 (Registration No.             ) (the “Registration Statement”), was first declared effective by the United States Securities and Exchange Commission (the “Commission”) on             . As used in this Agreement, the term “Registration Statement” means such registration statement, as amended, on file with the Commission at the time such registration statement becomes effective, including the prospectus, financial statements, exhibits and all other documents filed as a part thereof.

1.2. Incorporation. The Dealer hereby agrees to be bound by the Placement Agreement. The terms and conditions of the Placement Agreement are incorporated herein by this reference. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the definitions provided for in the Placement Agreement.

1.3. Best Efforts. The Dealer hereby agrees to use its best efforts to sell the Units for cash on the terms and conditions stated in the Company’s prospectus or any amendment or supplement thereto (the “Prospectus”). Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Placement Agent, the Company or the Manager, and the Dealer is not authorized to act for the Placement Agent, the Company or the Manager or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Placement Agent or the Company to supplement the Prospectus.

2. PROCEDURE

2.1. Pricing. The Units shall be offered to the public at the offering price of Five Thousand

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Dollars ($5,000) per Unit payable in cash. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Placement Agent, a minimum initial purchase of two (2) Units is required. Additional investments may be made in cash in minimal increments of at least one (1) Unit. The Units are nonassessable, and investors will not be required to contribute further sums to the capital of the Company. The Dealer hereby agrees to place any order for the full purchase price.

2.2. Suitability. The Dealer will offer the Units only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Placement Agent or the Company and will only make offers to persons in the states in which it is advised in writing that the Units are qualified for sale or that such qualification is not required. The Placement Agent will not assume any obligation or responsibility as to the right of Dealer to sell the Units in any jurisdiction. In offering the Units, the Dealer will comply with the provisions of Rule 2810 (b)(1), (2) and (3) of the NASD Conduct Rules, a copy of which attached hereto as Exhibit B, as well as all other applicable rules and regulations relating to suitability of investors. The Dealer shall provide such certification as Placement Agent may reasonably request regarding its compliance with applicable law.

2.3. Subscriptions. The Dealer shall instruct all potential subscribers for the Units to make payments payable to “USA Capital First Trust Deed Fund, LLC.”

2.4. Delivery of Payment. In the event that the Dealer receives payment that does not conform to Section 2.3, the Dealer shall immediately return such payment to the relevant investor not later than the end of the next business day following its receipt. Upon receipt of payment that conforms to Section 2.3, the Dealer shall deliver such payment to the Placement Agent, together with a completed and executed subscription agreement, pursuant to one of the following procedures:

2.4.1. In the event that the Dealer’s internal supervisory review is conducted at the same location at which subscription documents and checks are received from investors, payments will be transmitted in care of the Placement Agent by the end of the next business day following receipt by the Dealer for deposit to the Company.

2.4.2. In the event that the Dealer’s internal supervisory review is not conducted at the same location at which subscription documents and checks are received from investors, payments will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such internal supervisory review. The relevant office of the Dealer will, in turn, by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to the Company.

2.5. Discretion to Reject Orders or Cancel Sales. All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Manager and are subject to the right of the Company and the Manager to reject any order in whole or in part. Orders not accompanied by an executed and completed Subscription Agreement and the required check payment for the Units may be rejected. The confirmation(s) for the purchase of any Units will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, the Company reserves the right to cancel the sale without notice. If an order is rejected, cancelled or rescinded for any reason, the Dealer agrees to return to the Placement Agent any commission theretofore paid with respect to such order.

2.6. Information. Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Units except as set forth in the Prospectus. The Placement Agent will supply Dealer with reasonable quantities of the Prospectus, including any supplements or

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amendments thereto, for delivery to investors, and the Dealer will deliver a copy of the Prospectus, including any supplements or amendments thereto, to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Units to an investor. The Dealer agrees that it will not send or give any supplements thereto and any amended Prospectus to that investor unless it has previously sent or given a Prospectus, including any supplements or amendments thereto, to the investor or has simultaneously sent or given a Prospectus, including any supplements or amendments thereto, with such supplemental information. The Dealer agrees that it will not show or give to any investor or reproduce any material or writing which is supplied to it by the Placement Agent and marked “DEALER ONLY” or otherwise bearing a legend denoting that it is not to be used with respect to members of the public. The Dealer further agrees that it will not use in connection with the offer or sale of Units any materials or writings which have not been previously approved by the Placement Agent. Each Dealer agrees, if the Placement Agent so requests, to furnish a copy of any amended Prospectus or Prospectus supplement to each person to whom it has furnished a copy of any previous Prospectus, and further agrees that it will itself mail or otherwise deliver all Prospectuses and supplements required for compliance with the Securities Exchange Act of 1934 (the “Exchange Act”). On becoming a Dealer, and in offering and selling Units, Dealer agrees to comply with all the applicable requirements under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, including, without limitation, the provisions of Rule 15c2-4 of the Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay its proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that the Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case its proportionate share of any expenses incurred in defending against any such claim, demand or liability.

3. COMPENSATION AND PAYMENT OF EXPENSES

3.1. General. As compensation for the Dealer’s services, the Placement Agent shall pay and/or deliver to the Dealer a commission of:

                     percent (            %) for all Class A Units;

                     percent (            %) for all Class B Units; and

                     percent (            %) for all Class C Units;

sold by the Dealer pursuant to the Offering and this Agreement; provided, however, no commissions, payments or amount whatsoever will be paid to the Dealer under this Section 3.1 unless or until the Manager has distributed the relevant commission to the Placement Agent in connection with such transaction. The Dealer hereby waives any and all rights to receive payment of any commissions due until such time as the Placement Agent is in receipt of the commission from the Manager. The Placement Agent shall provide payment to the Dealer within thirty (30) days of the receipt by the Placement Agent of the gross commission payments from the Manager.

3.2. Acknowledgment. The Dealer hereby acknowledges that the Company will not be liable or responsible to the Dealer for the direct payment of any commissions to such Dealer in that such it is the sole and exclusive responsibility of the Placement Agent for payment of commissions and reimbursements of expenses to such dealer or agent.

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4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEALER

The Dealer represents and warrants to the Placement Agent that:

4.1. Authority. It has the necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

4.2. Organization; No Conflict. It is duly organized and validly existing under the laws of the state of its organization and is duly authorized to execute this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of, or be in conflict with, or constitute a default under, any agreement or instrument to which the Dealer is a party or by which the Dealer or its properties are bound, or any judgment, decree, order or, to the knowledge of the Dealer, any statute, rule or regulation applicable to the Dealer.

4.3. NASD Membership. The Dealer’s acceptance of this Agreement constitutes a representation to the Company, the Manager and the Placement Agent that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Units under federal and state securities laws and regulations and in all states where it offers or sells Units, and that it is a member in good standing of the NASD. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of the NASD. The Dealer agrees to notify the Placement Agent immediately if the Dealer ceases to be a member in good standing. The Dealer is not subject to any order or regulation which in any way relates to any violation of law and it has not committed any act or is subject to any state of fact described in the “bad boy” provisions of any blue sky or state securities laws.

4.4. Information. Neither the Dealer nor any person acting for it will give any information or make any representations relating to the Company or the Offering, other than those contained in the Prospectus. The Dealer, including any person acting for the Dealer, is not authorized to act as agent for the Company or the Placement Agent for any purpose other than as expressly set forth herein.

4.5. Blue Sky Registration. Although the Placement Agent has informed the Dealer as to the jurisdictions that the Placement Agent has been advised by counsel that have been qualified or registered with respect to the offer and sale of the Units under the respective blue sky or state securities laws of such jurisdictions, the Placement Agent has not assumed, nor will it assume, any obligation or responsibility concerning the Dealer’s right to act as broker with respect to the Units in any such jurisdiction. No offer to sell, solicitation of an offer to buy, or sale of Units in a state or other jurisdiction shall be made by the Dealer until the Placement Agent has notified the Dealer that the Units have been so registered or qualified or are exempt from registration or qualification with the securities authority in such state or other jurisdiction.

4.6. Investor Qualification. The Dealer will offer the Units only to prospective investors who meet (or to those it reasonably believes to meet) the investor suitability set forth in the Prospectus and the provisions of Rule 2810 of the Conduct Rules set forth in the NASD Manual, as well as all other applicable rules and regulations relating to suitability of investors.

4.7. Compliance with Securities Laws. The Dealer will comply with the applicable requirements of the Securities Act (including the delivery of a prospectus to each prospective investor as required by the Securities Act) and the Exchange Act.

4.8. Confidentiality. To use its best efforts to preserve the confidentiality of any proprietary or not publicly available information or data provided to the Dealer by the Placement Agent or the Company.

4.9. Indemnification. That, subject to the limitations set forth above and in compliance with applicable federal and state securities laws and regulations, as well as in accordance with applicable rules

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and regulations of the NASD, the Dealer shall indemnify and hold harmless the Company, the Placement Agent and their respective affiliates from and against claims relating to any material breach by the Dealer of the foregoing representations, warranties and covenants or any other agreements of the Dealer contained in this Agreement or resulting from the Dealer’s negligence or misconduct, provided that the Placement Agent or the Company promptly notifies the Dealer of any such claim and offers the Dealer the opportunity to defend against or settle such claim with counsel of the Dealer’s choice.

5. REPRESENTATIONS AND AGREEMENTS TO SURVIVE DELIVERY

All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the Effective Date, and such representations, warranties, covenants and agreements of the Dealer shall survive termination of this Agreement.

6. EFFECTIVENESS OF THIS AGREEMENT AND TERMINATION THEREOF

6.1. Term. This Agreement shall become effective on the Effective Date and shall terminate no later than the two-year anniversary of the effective date of the Registration Statement, i.e.              (the “Term”).

6.2. Termination. The Placement Agent shall have the right to terminate this Agreement at any time prior to the expiration of the Term by giving notice to the Dealer if any domestic or international event, act, or occurrence has materially disrupted, or in the Placement Agent’s reasonable opinion will in the immediate future materially disrupt, the securities markets; or if there shall have been a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange, the NASDAQ, the American Stock Exchange, the Boston Stock Exchange or the Philadelphia Stock Exchange, or in the over-the-counter market; or if there shall have been an outbreak of major hostilities or other national or international calamity; or if a banking moratorium has been declared by a state or federal authority; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material interruption in the mail service or other means of communication within the United States; or if the Company shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss shall have been insured, will, in the reasonable opinion of the Placement Agent, make it inadvisable to proceed with the Offering or the sale or delivery of the Units, as the case may be; or if there shall have been such change in the market for securities in general or in political, financial or economic conditions as in the reasonable judgment of the Placement Agent makes it inadvisable to proceed with the Offering, sale and delivery of the Units, as the case may be, on the terms contemplated by the Prospectus. Such termination by the Placement Agent shall be effective forty-eight (48) hours after the mailing of such notice.

7. MISCELLANEOUS PROVISIONS

7.1. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled.

7.2. Entire Agreement. This Agreement (including all exhibits hereto) contains the entire agreement between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties.

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7.3. Modification; Waiver. This Agreement may be amended at any time by the Placement Agent by written notice to the Dealer, where any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Units after he has received such notice No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.

7.4. Severability. The provisions of this Agreement shall be severable and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable, but such provision may be made enforceable by a limitation or reduction of its scope, the parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.

7.5. Governing Law; Venue. This Agreement shall be governed by and construed under the substantive and procedural laws of the State of Nevada, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. The Dealer and the Placement Agent: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Nevada State Court, County of Clark, or in the United States District Court for the District of Nevada; (ii) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum; and (iii) irrevocably consent to the jurisdiction of the Nevada State Court, County of Clark, and the United States District Court for the District of Nevada in any such suit, action or proceeding. The Dealer and the Placement Agent further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Nevada State Court, County of Clark, or in the United States District Court for the District of Nevada and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

7.6. Notice. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be sent by facsimile to the party to be notified and shall be deemed effectively given upon personal delivery to the party to be notified, or three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified. Any notice to the Placement Agent or the Dealer shall be sent to the facsimile number or the address of the same that appears on the signature page hereto, or to such changed facsimile number or address as either party may subsequently give notice of to the other party.

7.7. Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8. Binding Effect. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, transferees, assigns, heirs and personal representatives.

7.9. Neutral Interpretation. The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

“PLACEMENT AGENT”
ADDRESS:
USA SECURITIES, LLC, a Nevada limited-liability company		4484 South Pecos Road
Las Vegas, Nevada 89121
By:		Attention: Manager
Joseph D. Milanowski
Its:	Co-Manager	Facsimile: 702-

The undersigned has read the foregoing Selected Dealer Agreement, hereby accepts and agrees to the terms and conditions set forth therein and has provided the information below. The undersigned hereby represents that the information provided is true and correct as of the date set forth above and covenants to provide notice of any changes in the information providing during the term of this Selected Dealer Agreement.

“DEALER”
ADDRESS:

By:
Attention:
Its:	Facsimile:	( ) -

Type of Entity:

Jurisdiction and Year of Organization:

Tax Identification Number:

CRD Number:

Licensed or Registered as a Broker- Dealer in the Following States:

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EXHIBIT A

PLACEMENT AGREEMENT

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EXHIBIT B

NASD CONDUCT RULE 2810(b)

2810. DIRECT PARTICIPATION PROGRAMS

(b)	Requirements

(1)	Application

No member or person associated with a member shall participate in a public offering of a direct participation program or a limited partnership rollup transaction except in accordance with this paragraph (b).

(2)	Suitability

(A)	A member or person associated with a member shall not underwrite or participate in a public offering of a direct participation program unless standards of suitability have been established by the program for participants therein and such standards are fully disclosed in the prospectus and are consistent with the provisions of subparagraph (B).

(B)	In recommending to a participant the purchase, sale or exchange of an interest in a direct participation program, a member or person associated with a member shall:

(i)	have reasonable grounds to believe, on the basis of information obtained from the participant concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that:

a.	the participant is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the prospectus, including the tax benefits where they are a significant aspect of the program;

b.	the participant has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and

c.	the program is otherwise suitable for the participant; and

(ii)	maintain in the files of the member documents disclosing the basis upon which the determination of suitability was reached as to each participant.

(C)	Notwithstanding the provisions of subparagraphs (A) and (B) hereof, no member shall execute any transaction in direct participation program in a discretionary account without prior written approval of the transaction by the customer.

(D)	Subparagraphs (A) and (B), and, only in situations where the member is not affiliated with the direct participation program, subparagraph (C) shall not apply to:

(i)	a secondary public offering of or a secondary market transaction in a unit, depositary receipt, or other interest in a direct participation program for which quotations are displayed on Nasdaq or which is listed on a registered national securities exchange; or

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(ii)	an initial public offering of a unit, depositary receipt or other interest in a direct participation program for which an application for inclusion on Nasdaq or listing on a registered national securities exchange has been approved by Nasdaq or such exchange and the applicant makes a good faith representation that it believes such inclusion on Nasdaq or listing on an exchange will occur within a reasonable period of time following the formation of the program.

(3)	Disclosure

(A)	Prior to participating in a public offering of a direct participation program, a member or person associated with a member shall have reasonable grounds to believe, based on information made available to him by the sponsor through a prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the program.

(B)	In determining the adequacy of disclosed facts pursuant to subparagraph (A) hereof, a member or person associated with a member shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the program:

(i)	items of compensation;

(ii)	physical properties;

(iii)	tax aspects;

(iv)	financial stability and experience of the sponsor;

(v)	the program’s conflict and risk factors; and

(vi)	appraisals and other pertinent reports.

(C)	For purposes of subparagraphs (A) or (B) hereof, a member or person associated with a member may rely upon the results of an inquiry conducted by another member or members, provided that:

(i)	the member or person associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

(ii)	associated with a member with the consent of the member or members conducting or directing the inquiry; and

(iii)	no member that participated in the inquiry is a sponsor of the program or an affiliate of such sponsor.

(D)	Prior to executing a purchase transaction in a direct participation program, a member or person associated with a member shall inform the prospective participant of all pertinent facts relating to the liquidity and marketability of the program during the term of the investment; provided, however, that paragraph (b) shall not apply to an initial or secondary public offering of or a secondary market transaction in a unit, depositary receipt or other interest in a direct participation program which complies with subparagraph (2)(D).

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